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                     March 10, 2022

       Alex McKean
       Chief Financial Officer
       GTX Corp
       117 W. 9th Street, Suite 1214
       Los Angeles, CA 90015

                                                        Re: GTX Corp
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            File No. 000-53046

       Dear Mr. McKean:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing